EXHIBIT 99.1

ENGlobal Reports Second Quarter 2016 Results

HOUSTON, August 4, 2016 (MARKETWIRE) -- ENGlobal (Nasdaq: ENG), a leading provider of engineering and automation services, today announced results for the second quarter which ended June 25, 2016.

Revenue decreased $7.3 million to $13.8 million from $21.1 million, or a 34.7% decrease, for the three months ended June 25, 2016, as compared to the three months ended June 27, 2015. ENGlobal reported a net loss of $1.6 million for the second quarter of 2016, a decrease of $2.5 million compared to net income of $1.0 million reported for the prior year period. The net loss per diluted share was $0.06 for the second quarter just ended, compared to net income per diluted share of $0.03 for the second quarter of 2015.

Revenue decreased $26.5 million to $28.7 million from $44.2 million, or a 60.0% decrease, for the six months ended June 25, 2016, as compared to the six months ended June 27, 2015. ENGlobal reported a net loss of $2.4 million for the second quarter of 2016, a decrease of $4.0 million compared to net income of $1.6 million reported for the prior year period. The net loss per diluted share was $0.08 for the six months ended June 27, 2015 compared to net income per diluted share of $0.06 for the six months ended June 27, 2015.

In April 2015, the Company’s Board of Directors authorized the repurchase of up to $2.0 million of the Company’s common stock from time to time, based on prevailing market conditions. Through June 25, 2016, ENGlobal had repurchased approximately 499,344 shares of common stock for $0.5 million under this program. As of June 25, 2016, the remaining amount authorized for repurchase under this program was $1.5 million.

Management’s Assessment

Mark Hess, ENGlobal’s Chief Financial Officer stated: “We have been challenged by the significant decline in oil and gas prices and the resulting drop in our clients’ activities. However, during the second and third quarters, the Company has taken significant specific steps to improve revenue generating opportunities, improve gross profit margins, and reduce administrative expenses. Benefits from these recently initiated measures should be realized in the quarters to come as we expect to move towards profitability.”

Mr. Hess continued: “Although projects have been taking longer to be awarded, our backlog has increased from last year end and our pipeline is robust. Importantly, ENGlobal continues to generate positive cash flow. The Company’s cash position increased from $7.8 million at the end of last year to $14.7 million as of June 25, 2016. We expect that our working capital will be adequate for ongoing operations.”

William A. Coskey, P.E., Chairman and CEO of ENGlobal added: “Given our debt free balance sheet and diverse mix of business, ENGlobal remains well positioned to successfully navigate through the current industry environment. As stated before, ENGlobal has been using the current downturn to invest in our business through the addition of highly experienced project and business development professionals. As a direct result of these actions, the differentiated offerings under development have the potential to positively transform our business over time. We remain committed to realizing ENGlobal’s full potential, and increasing shareholder value over the long term.”

The following is a summary of the income statement for the three months and six months ended June 25, 2016 and June 27, 2015:

(in thousands)	Three months ended June 25, 2016	Three Months ended June 27, 2015	Six Months ended June 25, 2015	Six Months ended June 27, 2015
Revenue	$13,842	$21,053	$28,654	$44,155
Gross Profit	1,853	4,609	3,526	8,731
General & Administrative Expenses	3,312	3,555	6,702	7,559
Operating Income (Loss)	(1,459)	1,054	(3,176)	1,172
Net Income (Loss)	(1,602)	976	(2,351)	1,599

The following table presents certain balance sheet items as of June 25, 2016 and December 26, 2015:

(in thousands)	As of June 25, 2016	As of December 26, 2015
Cash	$14,739	$7,806
Working capital	22,438	25,554
Credit facility balance	—	—

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three months ended June 25, 2016 and June 27, 2015:

(in thousands)	Three months ended June 25, 2016				Three Months ended June 27, 2015
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$8,257	59.7%	9.6%	0.4%	$12,931	61.4%	16.0%	10.3%
Automation	5,585	40.3%	19.1%	5.2%	8,122	38.6%	31.2%	24.1%
Consolidated	$13,842	100.0%	13.4%	(10.5)%	$21,053	100.0%	21.9%	5.0%

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the six months ended June 25, 2016 and June 27, 2015:

(in thousands)	Six months ended June 25, 2016				Six Months ended June 27, 2015
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$16,784	58.6%	8.5%	(0.6)%	$26,229	59.4%	15.8%	10.2%
Automation	11,870	41.4%	17.7%	4.9%	17,926	40.6%	25.7%	18.5%
Consolidated	$28,654	100.0%	12.3%	(11.1)%	$44,155	100.0%	19.8%	2.7%

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2016 is expected to be filed with the Securities and Exchange Commission reflecting these results by the end of the day today.

About ENGlobal

ENGlobal (Nasdaq: ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility and level of oil and natural gas prices; (2) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (3) our ability to retain existing customers and attract new customers; (4) our dependence on one or a few customers; (5) the uncertainties related to the US Government’s budgetary process and their effects on our long-term US Government contracts; (6) our ability to regain compliance with the terms of our credit facility and to finance the Company’s growth through internal cash generation; (7) our ability to attract and retain key professional personnel; (8) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (9) our ability to execute to our internal performance plans to operate profitability and generate positive cash flow from operations; (10) our ability to identify, consummate and integrate potential acquisitions; and (11) our ability to purchase shares under our stock repurchase program due to changes in stock prices and other conditions. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contact:

Mark Hess

Phone: 281-878-1040

E-mail: IR@ENGlobal.com